Exhibit 99.2

Bulldog Technologies and Komet Satelital Announce Security Pilot

RICHMOND, British Columbia, April 14, 2005 – Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless sensor networks and solutions that monitor, track and secure assets in the supply chain, announced today the launch of a cargo security pilot in Mexico.

“Komet has been very active in Mexico and has already been successful in sharing the value proposition of Bulldog’s approach to sensor networks and cargo security”, said Richard Booth, VP of Sales and Marketing for Bulldog Technologies. “As of result of this we are pleased to announce our first pilot in Mexico.”

“We are pleased with the level of acceptance and interest in Bulldog’s approach to cargo security”, said Héctor González Martínez, Business Manager for Komet Satelital. “As a result we are pleased to announce a pilot with one of the largest port authorities in Mexico.”

Bulldog will be working closely with Komet to install an RFID sensor network which will be used to monitor, track and secure cargo as it is moved within the port authority as well as keeping track of the containers as it leaves and re-enters the port on a transportation carrier. The port facility is 437 hectares in size and handles hundreds of thousands of containers per year.

“This pilot is another major milestone in Bulldog’s history and a large step in our strategy of developing a foothold in Mexico. Cargo Security is a mission critical operation for the Supply Chain. Our products offer the ROI needed to implement the solutions that solve this pain and help to reduce the impact of cargo theft on the bottom line”, noted James McMillan, COO of Bulldog Technologies.

Cargo theft is purported to be a $1 Billion industry in Mexico, part of a $50 Billion problem in North America. Bulldog’s products address a cargo container market of 200 million containers worldwide with 20% of these containers inbound to the US at any given time, resulting in a serious concern to Law Enforcement and security organizations.

About Bulldog Technologies

Bulldog Technologies Inc. is a leading provider of wireless sensor networks and solutions.  The Company researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSS(TM) (Bulldog Online Security Solution) devices and solutions for use in the supply chain, focusing on the cargo transportation and storage industry.

Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact:

Bulldog Technologies Inc. Press Contact: Jan Roscovich PR Director (604) 271-8656 jroscovich@bulldog-tech.com	Aurelius Consulting Group Investor Contact: Jeff Wadley (888) 451-5721 (407) 644-4256 jeff@aurcg.com